EXHIBIT 3.4

                            CERTIFICATE OF AMENDMENT
            TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
           OF CARE CONCEPTS, INC., NOW KNOWN AS CARE CONCEPTS I, INC.

Pursuant to the provisions of Section 242 of the Delaware General Corporation Law, the undersigned, Care Concepts, Inc., now known as Care Concepts I, Inc., a Delaware corporation (the "Corporation"), adopts the following Certificate of Amendment to its Amended and Restated Certificate of Incorporation:

I.       The name of the Corporation is Care Concepts I, Inc.

II. Article Fourth of the Amended and Restated Certificate of Incorporation is hereby amended as follows: By inserting the following after the paragraph numbered 2 of Article Fourth: "3. Simultaneously with the effective date of this Certificate of Amendment (the "Effective Date") all issued and outstanding shares of Common Stock, par value $.001 per share ("Existing Common Stock") shall be and hereby are automatically combined and reclassified (the "Reverse Split") such that each 50 shares of Existing Common Stock shall be combined and reclassified
         (the "Reverse Split") as one share of issued and outstanding Common Stock, par value $.001 per share ("New Common Stock"). The Corporation shall not issue fractional shares on account of the Reverse Split. Any fractional share resulting from such changes shall be rounded upward to the nearest whole share. Share interests due to rounding are given solely to save expense and inconvenience of issuing fractional shares and do not represent bargained for consideration.

         The Corporation shall, through its transfer agent, provide certificates representing New Common Stock to holders of Existing Common Stock in exchange for certificates representing Existing Common Stock. From and after the Effective Date, certificates representing shares of Existing Common Stock are hereby canceled and shall represent only the right of holders thereof to receive New Common Stock.

         From and after the Effective Date, the term "New Common Stock" as used in this Article Fourth shall mean Common Stock as provided in the Amended and Restated Certificate of Incorporation."

III. The foregoing amendment was duly approved and adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and the bylaws of the Corporation at a meeting of the Board of Directors of the Corporation on September 20, 2002 at which a quorum was present and acting throughout. The Board of Directors declared the advisability of the amendment and directed that the amendment be submitted to the stockholders of the Corporation for approval.

IV. At a special meeting of the stockholders of the Corporation held on October 18, 2002, a 66 2/3% of the shares of outstanding Common Stock entitled to vote thereon was voted in favor the amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware and Article Eighth of the Corporation's Amended and Restated Certificate of Incorporation.


V. This amendment shall be effective on the date this Certificate of Amendment is filed and accepted by the Secretary of State of the State of Delaware. IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of of Care Concepts I, Inc. this 28the day of October, 2002.

                                                         Care Concepts I, Inc.

                                                         /s/ James Eller
-------------------------------------------------------------------------------
                                                         James Eller, Secretary
-------------------------------------------------------------------------------